Exhibit 10.1
FORM OF LETTER AGREEMENT
May 9, 2008
Banco Santander, S.A.
Ciudad Grupo Santander
Avda. de Cantabria, s/n-28660
Boadilla del Monte
Madrid, Spain
Attention: Ignacio Benjumea
Gonzalo de Las Heras
Dear Messrs. Benjumea and de Las Heras,
     Reference is made to the Investment Agreement between Banco Santander, S.A. (“Santander”) and Sovereign Bancorp, Inc. (“Sovereign” or the “Company” and together with Santander, the “Parties”), dated as of October 24, 2005, as amended on November 22, 2005 and May 31, 2006 (as so amended, the “Investment Agreement”).
     Pursuant to the recommendations of Lehman Brothers, the financial advisor to Sovereign’s Board of Directors (the “Board”) and the Capital Committee of the Board, the Board, at a meeting held on May 7, 2008, approved by the unanimous affirmative vote of the disinterested directors (namely all the directors other than the directors appointed by Santander), a public offering of $1 billion of Tier I qualifying equity securities. The Company acknowledges that Section 2.04 of the Investment Agreement grants Santander certain rights with respect to such public offering and has requested that Santander waive certain of its rights in respect to such public offering. The Parties acknowledge and agree that this letter agreement (including, without limitation, any waiver set forth herein) shall apply to such public offering only if it meets the terms set forth herein (such public offering, the “Applicable Public Offering”), and shall in no event apply to any other issuance or proposed issuance by the Company of any securities, whether or not approved by the Board at its above-mentioned May 7, 2008 meeting or at any other time. The Parties acknowledge that some of the final terms of the Applicable Public Offering will be established by prevailing market conditions at the time of pricing. Notwithstanding the immediately preceding sentence, the Parties acknowledge and agree that no offering will constitute an Applicable Public Offering unless it meets the terms set forth below:

•	The gross proceeds of the Applicable Public Offering shall not be less than $975 million or more than $1.25 billion, subject to increase in the event that the underwriters or placement agents elect to exercise an over-allotment option, which will be on customary market terms covering 15% of the aggregate amount of the firm shares placed in the Applicable Public Offering (the “Gross Proceeds”). The entire amount of the Gross Proceeds received by the Company in the Applicable Public Offering shall qualify for Tier I capital treatment.

•	The securities sold by the Company in the Applicable Public Offering are expected to consist of such number of shares of common stock of the Company sufficient to generate the Gross Proceeds (such shares of common stock sold in the Applicable Public Offering are referred to herein as the “Common Portion”); provided, however, that a portion of the Applicable Public Offering may consist of shares of convertible preferred stock of the Company (such shares of convertible preferred stock sold in the Applicable Public Offering are referred to herein as the “Preferred Portion”), but the Preferred Portion will not be more then $500 million. For the sake of clarity, no securities sold by the Company in the Applicable Public Offering shall consist of any securities other than the Common Portion and the Preferred Portion.

•	The price per share at which the Common Portion is sold in the Applicable Public Offering shall be at a discount of approximately no more than 15% to the closing price on the date immediately preceding the date of pricing of the Applicable Public Offering.

•	The annual dividend payable on the Preferred Portion (if any) sold in the Applicable Public Offering shall be a non-cumulative dividend payable in cash in the range of 6.5% to 7.5% and such Preferred Portion will be convertible into shares of common stock of Company at a premium to market of 20% to 30%; provided, however, that (1) if the dividend payable on the Preferred Portion is greater than 7.0%, then the conversion premium on the Preferred Portion must be more than 25% and (2) if the conversion premium on the Preferred Portion is less than 25% then the dividend payable on the Preferred Portion must be no greater than 7%.

•	The pricing of the Applicable Public Offering will be set on or before market open on May 16, 2008.

•	The Applicable Public Offering shall be a public offering effected through Lehman Brothers.

     Solely with respect to the Applicable Public Offering, Santander hereby agrees to waive its “Gross Up Rights” set forth in Section 2.04(a) of the Investment Agreement and its notice right set forth in Section 2.04(b) of the Investment Agreement.
     In consideration of these waivers, the Company agrees that a Santander representative who is currently a member of the Board will have the right to listen in on every update call from Lehman Brothers to the Company regarding the status of the order book and the price indications from investors relating to the Applicable Public Offering.
     The Parties acknowledge that, if the Applicable Public Offering is consummated, as a result of the waiver of its “Gross Up Rights” set forth in Section 2.04(a) of the Investment Agreement, Santander’s ownership interest in the Company may decrease but that, pursuant to Section 2.03(a) of the Investment Agreement, Santander has the right to increase its ownership interest the Permitted Limit (as such term is defined in the Investment Agreement). Accordingly, in consideration of the waivers set forth herein, the Company and Santander further agree that, if the Applicable Public Offering is consummated, Section 8.11(b) of the Investment Agreement shall automatically without any further action be amended and restated to read in its entirety as follows:
“So long as Buyer and its Affiliates Beneficially Own at least 19.8% and not more than 24.9% of the outstanding shares of Common Stock, the Company shall continue to nominate and recommend for election two persons designated by Buyer to serve as directors on the Board who shall be nominated to serve in the respective class of their respective predecessors; provided that, upon any increase in the size of the Board, the Board shall elect as directors to fill such newly created vacancies persons designated by Buyer in sufficient number so that the number of directors serving on the Board who have been designated by Buyer shall in no event represent less than 20% or more than 25% of the total number of directors, and the Company shall continue to nominate and recommend for election such persons designated by Buyer. So long as Buyer and its Affiliates Beneficially Own less than 19.8% but more than 10% of the outstanding shares of Common Stock, the Company shall continue to nominate and recommend for election one person designated by Buyer to serve as a director on the Board. If Buyer and its Affiliates beneficially own more than 24.9% of the outstanding shares of Common Stock and Buyer has not breached any of its obligations hereunder, Buyer shall be entitled to Board representation proportional to its ownership. Upon the death, disability, retirement, resignation or other removal of a director designated by Buyer, the Board shall elect as a director to fill the vacancy so created a person designated by Buyer to fill such vacancy. Solely for purposes of calculating the number of shares of Common Stock Beneficially Owned by Buyer and its Affiliates for purposes of determining the rights of Buyer and the obligations of the Company under this Section 8.11(b), (i) shares of Common Stock issued at any time after Closing, to any Person other than Buyer or any of its Affiliates, shall be excluded from such calculations, unless Buyer is entitled, pursuant to Section 2.04, to purchase additional securities of the Company in connection with such issuance, and, in each such case, until Buyer shall have had the opportunity to exercise its rights to purchase such additional securities pursuant to Section 2.04 and, in the event of such exercise, shall have completed such purchase and (ii) until the day of the regular 2009 Annual Meeting of Sovereign’s shareholders, the number of shares issued by the Company in the Applicable Public Offering shall not be treated as outstanding shares. For purposes of this Section 8.11(b) only, “Applicable Public Offering” means the underwritten public offering by the Company meeting the conditions specified in the letter agreement, dated May 8, 2008, between Buyer and the Company.”
     In furtherance of the foregoing, the Company hereby withdraws the letter, dated May 6, 2008, from Sovereign which was delivered to Santander on that date pursuant to the Investment Agreement.
     The Parties acknowledge and agree that the terms set forth in this letter agreement are part of a comprehensive compromise, each element of which is an integral part of this letter agreement and, as such, such terms are non-severable.
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     Please acknowledge your agreement to the foregoing by returning a countersigned of this letter agreement.

Sincerely,

SOVEREIGN BANCORP, INC.

By:
Name:	Richard Toomey
Title: General Counsel
ACKNOWLEDGED AS OF THE DATE FIRST WRITTEN ABOVE:
BANCO SANTANDER, S.A.

By:
Name: Gonzalo de Las Heras
Title: Executive Vice President

cc:	Kirk Walters,
Chief Financial Officer
Thomas Janson
Douglas Tanner
Lee Meyerson
Franck Cicero
Diane Kerr
[Signature Page to Letter Agreement]